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                                                                    Exhibit 23.1

                         Independent Auditors' Consent

The Board of Directors
The St. Paul Companies, Inc.:

We consent to the use of our reports dated January 27, 2003, with respect to the consolidated balance sheets of The St. Paul Companies, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002, and all related financial statement schedules, which reports appear or are incorporated by reference in the December 31, 2002 Annual Report on Form 10-K of The St. Paul Companies, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the registration statement.

Our reports refer to a change in the Company's method of accounting for business combinations and goodwill and other intangible assets in 2002 and for derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

Minneapolis, Minnesota
December 5, 2003